SMART GLASS COMPANY RESEARCH FRONTIERS
                    RECEIVES $1.6 MILLION IN NEW CAPITAL


Woodbury, New York-March 3, 2010. A group of accredited investors has invested $1,618,653 million in Research Frontiers Inc. (Nasdaq:
REFR), the developer and licensor of patented SPD-Smart(tm) light-control film technology. The investors received 588,602 shares of Research Frontiers common stock at a price of $2.75 per share, which was the closing market price of Research Frontiers stock on February 25, 2010,the day the transaction was priced. In addition, the investors in this stock offering received 117,719 five-year warrants to purchase Research Frontiers common stock at a price of $5.00 per share. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC.

The proceeds of this stock offering will be used by Research Frontiers to expand its operations, including increasing marketing programs for products using its state-of-the-art SPD light-control film technology, expanded marketing support for its licensees, and for working capital and general corporate purposes.

Joseph M. Harary, President and CEO of Research Frontiers, noted:
"This transaction was somewhat unique. Not only did some of our existing investors from prior financing rounds participate and increase their equity investment in Research Frontiers, but this round of financing also included people who are more directly involved with the SPD-SmartGlass industry. Some of these new investors are involved with the sales and marketing of SPD-Smart end-products, and others are internationally known architects involved with advanced glass used in some of the world's most prestigious and important buildings."

Mr. Harary continued: "SPD-Smart products offer environmental and design benefits that are increasingly coming to public attention.
This is a result of the expansion of our business and marketing efforts and those of our licensees, including the recently announced significant developments by our licensees Hitachi Chemical, Pilkington, PGW, and DIC/iGlass."

SPD-Smart light-control film technology transforms widely used products -windows, skylights, curtainwalls, partitions, sunroofs and more-into products that allow users to instantly and precisely control the light, glare and heat entering a building or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a building's or vehicle's intelligent control system. These unequalled performance characteristics help optimize energy-savings and human comfort, and they offer many other desired benefits such as increased security, noise reduction, protection from harmful ultraviolet light and the potential for aesthetically distinctive designs. Additional information about SPD technology and SPD-Smart windows and other products can be found at www.SmartGlass.com.


About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This patented film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include: SPD-Smart windows, sunshades, skylights, atria, curtainwalls and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors and sunshades; and aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggles and motorcycle helmets, mirrors; flat panel displays for electronic products; and light-control filters for various industrial and consumer applications.

SPD-Smart film technology was awarded the "Best of What's New Award" for home technology from Popular Science magazine, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 37 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward- looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm), SmartGlass(tm), VaryFast(tm), Speed Matters(tm), Powered by SPD(tm), SG Enabled(tm), SPD Clean Technology(tm), SPD On-Board(tm), Visit SmartGlass.com - to change your view of the world(tm) and The View of the Future - Everywhere You Look(tm) are trademarks of
Research Frontiers Inc.

For further information or to arrange a visit to the Research
Frontiers Design Center, please contact:

Research Frontiers Inc.

Gregory M. Sottile, Ph.D.-Director of Market Development

Info@SmartGlass.com
(516) 364-1902